Exhibit 99.1

To the Unitholders of Atlas Growth Partners, L.P. (“AGP”):

Since AGP’s inception in 2013, our mandate has been to increase unitholder value by investing in and operating energy assets poised to generate an attractive total return. Over this period, and despite tremendous oil and natural gas price volatility, AGP has developed into a company generating positive cash flow with a core position in the Eagle Ford shale in South Texas, supported by a strong and clean balance sheet with no debt. The foundation for success for Atlas Growth Partners has been set, providing a strong base for long-term growth.

Over the past 12 months we made great strides to maximize the returns of the existing assets, generating on an annualized basis for 1Q17, about $9.0 million in gross margin defined as gas and oil production revenue less gas and oil production expenses. We are focused on operating the business for the lowest possible cost. Specifically, from 1Q2016 to 1Q2017, we reduced our general and administrative expense by over 50%, to $1.3 million for the quarter ending March 31, 2017 from $2.7 million for the quarter ending March 31, 2016. By reducing the operating expenses of the company, AGP has enhanced its ability to generate positive cash flow from its operations and grown the cash balance. Cash on hand increased to approximately $9.0 million from $8.5 million at the end of 2016 thus providing cash available to drill new Eagle Ford wells or take on other strategic initiatives and transactions.

While oil prices have fluctuated for the past several months, industry sentiment continues to believe in rising prices. The Wall Street Journal Market Data Group Survey from late May predicted West Texas Intermediate, the U.S. oil gauge, to average $54 a barrel this year, down a dollar from the previous survey in April. From AGP’s perspective, even at these lower prices, we still see opportunities to drill new wells with attractive economics.

With that in mind, we continue to evaluate using our current liquidity and strong balance sheet to bring additional Eagle Ford wells on-line in 2017 as drilling and completion costs remain low compared to historical levels. The cost to drill and complete a well today is about $6.0 million, down from $8.5 million when we purchased our Eagle Ford property in 2014. Drilling and completion technology continues to improve and increase the efficiency and economics of each new well. With the addition of each new well, we significantly increase our production levels and cash from operations. Once brought on-line, each new Eagle Ford well has the potential to produce almost 1,100 barrels of oil equivalent per day, doubling the amount of hydrocarbons we currently produce from all of our assets (Eagle Ford, Marble Falls and Mississippi Lime).

While we manage the company on a daily basis to optimize operating results, we also continue to explore ways to strategically grow and transform the company. We are actively evaluating acquisition opportunities, strategic partnerships, and other ways to create value for unitholders. The oil price recovery from its lows at the beginning of 2016 into 2017 have helped free up the volume of acquisition and divestiture activity for energy assets. The Eagle Ford Shale, where we operate continues to see a strong increase in M&A activity. The dollar amount of transactions in the Eagle Ford during the first quarter of 2017, $3.6 billion, eclipsed all of 2016. This increased attention bodes well for AGP as we consider opportunities to grow our company.

Through these efforts, our ultimate goal of providing investors with a liquidity event within a five-year period from our June 2015 closing remains intact. Atlas’ interests are aligned with the limited partners, working to provide not just a return of invested capital, but also a return on capital. We encourage you to review the financial reports filed with the SEC for further details on the condition of the company. We also have an Investor Services team available to answer questions by phone at 800-251-0171, option 3 or by email at investorservices@atlasenergy.com.

Sincerely,

Atlas Growth Partners, L.P.